Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
August 8, 2019
Silk Road Medical, Inc.
1213 Innsbruck Dr.
Sunnyvale, California 94089
Re:    Registration Statement on Form S-1
This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Silk Road Medical, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 805,000 shares (including up to 105,000 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued and sold by certain stockholders of the Company identified in the Registration Statement (the “Selling Stockholders”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-233044) (the “Prior Registration Statement”), which was declared effective on August 8, 2019, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters by the Selling Stockholders for resale to the public as described in the Registration Statement and the Prior Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).
We are acting as counsel for the Company and certain of the Selling Stockholders in connection with the sale of the Shares by the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Prior Registration Statement, which is incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation